Exhibit 4.48

Sales Contract

Contract No:
Signed at: Nanjing, China

This Sales Contract (“Sales Contract”) is executed by and between:

1.	China Sunergy Europe GmbH, a company duly organized, validly existing and in good standing as a legal person under the laws of Germany, with its registered address at Schillerstr.42 60313 Frankfurt am Main (Hereinafter referred to as “Seller”)

2.	AEE Renewables UK 7 Limited, a company duly organized, validly existing and in good standing as a legal person under the laws of England and Wales, with its registered address at 59 Gloucester Place, London, United Kingdom W1U 8JH, Registered No.7423788 (Hereinafter referred to as “Buyer”).

Each individually referred to as a “Party” and collectively as the “Parties”.

(A)	Whereas, Seller acknowledges that Buyer is purchasing the Goods for use on a solar project at Mawnan Smith, Falmouth, Cornwall, TR11 5JW United Kingdom(“Buyer’s Project”) and has or intends to enter into an EPC contract (“EPC Contract”) with a contractor (“the Contractor”) in connection with the design and installation of the Goods, and the supply and installation of other plant and materials in relation to Buyer’s Project.

(B)	Whereas, Seller shall be responsible to Buyer for the performance of the Goods in accordance with this Contract and the EPC Contractor shall be responsible to the Buyer for the works and services provided under the EPC Contract.

(C)	Whereas, Seller and the EPC Contractor shall enter into a Performance Ratio Guarantee in favour of the Buyer in accordance with this Contract and the EPC Contract respectively.

Buyer hereby agrees to buy and Seller hereby agrees to sell the under mentioned Goods according to the terms and conditions stipulated herein:

1.	Goods Description

		Agreed Quantity		Unit Value
Item	Description of Goods	(W)	(PCS)	(EUR/W)	(EUR/PC)	Total Amount ( EUR)
1	CSUN245-60P	2,572,500	10,500	0.50	122.50	1,286,250
2	CSUN250-60P	625,000	2,500	0.50	125.00	312,500
3	CSUN255-60P	1,797,750	7,050	0.50	127.50	898,875
	Total	4,995,250	20,050			2,497,625

2. Payment

2.1The Total Amount (as stated in the table at paragraph 1) shall be paid by Buyer within 90 days of the delivery of the Goods to Buyer’s Project site at Mawnan Smith, Falmouth, Cornwall, TR11 5JW United Kingdom.

3. Shipment of Goods

3.1The Goods shall be delivered to the Port/Place of Destination in accordance with the Delivery Schedule at Annex 2.

3.2 Port of Shipment:

Port of Loading:Shanghai

Port/Place of Destination: Buyer’s Project site, Mawnan Smith, Falmouth, Cornwall, TR11 5JW United Kingdom

Under trade terms DDP (Incoterms 2000), it shall be deemed that the Goods have been delivered by the Seller once the Goods havebeen delivered to Buyer’s Project site at Mawnan Smith, Falmouth, Cornwall, TR11 5JW United Kingdom.

4. Packing

Seller is responsible for packing and the packing shall be in accordance with the standard of [1] below. Seller shall be liable for damages of the Goods under the Contract as the result of inadequate or improper packing, except for losses or damages as the result of the fault of the forwarder or of the causes that are beyond control of, or not imputable to Seller.

[1] Standard export packing for ocean transportation.

[2] Standard export packing for air tranportation.

5. Effectiveness of Contract

5.1The Contract shall be made in two identical and same copies with each Party keeping one copy, and shall become effective upon being signed by Seller and Buyer.

6. Contract Provisions

6.1 The General Terms and Conditions attached hereto at Annex 1 shall be incorporated into and form part of this Contract.

6.2 Either party that changes its contact person shall forthwith notify the other Party in writing.

Seller:	Buyer:

China Sunergy Europe GmbH	AEE Renewables UK 6 Limited

Signature/Seal:	Signature/Seal:

/s/ China Sunergy Europe GmbH	/s/ Hao Sheng

Title:	Title: Vice President